EXHIBIT 11

                          CT COMMUNICATIONS, INC.
                             AND SUBSIDIARIES

                     Computation of Earnings Per Share



                                        Years Ended
                            December 31  December 31  December 31
                               1995         1994         1993

Computation of share totals
 used in computing earnings
 per share:

Weighted average number of
 shares outstanding            492,974     491,841      492,040
(Adjusted for stock dividend
 September 1, 1994)

Primary average shares

 a - Outstanding               492,974     491,841      492,040

Incremental shares arising
 from outstanding stock options  4,380       1,673        1,237

b - Totals                     497,354     493,514      493,277



c - Net Income             $12,923,608  $8,250,400   $7,865,348



Net Income Per Share
 Primary - c/a                 $26.22         $16.77    $15.98



Net Income Per Share
assuming full dilution - c/b   $25.98          $16.72   $15.95